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EXHIBIT 5.1

April 2, 2010

East West Bancorp, Inc.
135 North Los Robles Avenue, 7th Floor
Pasadena, California 91101

Re:    Registration Statement on Form S-3ASR

Ladies and Gentlemen:

        I am Executive Vice President, General Counsel and Corporate Secretary of East West Bancorp, Inc., a Delaware corporation (the "Company"), and, as such, I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 55,350,777 shares of the Company's common stock, $0.001 par value per share (the "Securities"). All of the Securities are being registered on behalf of selling securityholders of the Company (the "Selling Securityholders").

        The Securities were issued pursuant to the terms of certain Investment Agreements, dated November 5, 2009, between the Company and the Selling Securityholders.

        I have examined and reviewed only such documents and corporate records, certificates of public officials and other instruments as I have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

        Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, I am of the opinion that the Securities have been duly authorized and validly issued, and are fully paid and non-assessable.

        I am admitted to practice in the state of California. This opinion is limited to the laws of that state, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Further, this opinion is based solely upon existing laws, rules and regulations, and I undertake no obligation to advise you of any changes that may be brought to my attention after the date hereof. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to me under the caption "Legal Matters" in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted thereunder.

Sincerely,
/s/ DOUGLAS P. KRAUSE Douglas Krause Executive Vice President, General Counsel and Corporate Secretary, East West Bancorp, Inc.

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  EXHIBIT 5.1